Contact:	John D. Liu, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS RECORD QUARTERLY

AND FIRST HALF REVENUES AND EARNINGS;

DIVIDEND INCREASED TO $0.38

•	Record quarterly and first half total revenues
•	Record quarterly and first half advisory revenue; quarterly total more than double our prior quarterly record
•	Completed first closing of European merchant banking fund
•	Repurchased 939,934 shares during the quarter
•	Dividend increased 52%, our sixth increase in three years, resulting in a dividend nearly 5 times our dividend per share at the time of our initial public offering

NEW YORK, JULY 24, 2007 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $140.6 million and net income of $42.7 million for the quarter ended June 30, 2007. Diluted earnings per share were $1.47 per share for the quarter.

The Firm’s second quarter revenues compare with revenues of $59.3 million for the second quarter of 2006, which represents an increase of $81.3 million or 137%. On a year-to-date basis, revenues through June 30, 2007 were $184.1 million, compared to $160.3 million for the comparable period in 2006, representing an increase of $23.8 million or 15%.

The Firm’s second quarter net income and diluted earnings per share in 2007 compare with net income of $13.3 million and diluted earnings per share of $0.45 in the second quarter of 2006, which represents increases of 221% and 227%, respectively. On a year-to-date basis, net income was $51.4 million through June 30, 2007, compared to net income of $41.5 million for the comparable period in 2006, which represents an increase of 24%. Diluted earnings per share for the six months ended June 30, 2007 were $1.75, which compares to $1.39 for the same period in the period in 2006, representing an increase of $0.36 per share or 27%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

“Our record quarterly and first half advisory revenues are indicative of several factors: high M&A activity generally, an increasing desire by corporate clients to secure unconflicted advice, growth of the Greenhill brand as a leading independent advisor and the success of our geographic and industry sector expansion in recent years. Our current level of both pending transactions and new, early stage assignments would suggest that momentum remains strong with respect to each of those factors,” Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three-month and six-month periods ended June, 2007 and 2006, respectively:

	Three Months Ended
	June 30, 2007		June 30, 2006
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$127.0	90%	$53.8	91%
Merchant Banking Fund Management & Other	13.6	10%	5.5	9%
Total Revenues	$140.6	100%	$59.3	100%

	Six Months Ended
	June 30, 2007		June 30, 2006
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$163.3	89%	$103.1	64%
Merchant Banking Fund Management & Other	20.8	11%	57.2	36%
Total Revenues	$184.1	100%	$160.3	100%

Financial Advisory Revenues

Financial advisory revenues were $127.0 million in the second quarter of 2007 compared to $53.8 million in the second quarter of 2006, which represents an increase of 136%. For the six months ended June 30, 2007, financial advisory revenues were $163.3 million compared to $103.1 million for the comparable period in 2006, representing an increase of 58%.

Completed assignments in the second quarter of 2007 included:

•	the sale of Alliance Boots plc to Kohlberg Kravis Roberts & Co.;
•	the acquisition by Bridgepoint Capital Limited of the educational publishing division of Wolters Kluwer NV;
•	the acquisition by Dynegy, Inc. of LS Power Group’s power generation portfolio;
•	the sale of Gallaher Group plc to Japan Tobacco Inc.;
•	the sale by Kelda Group plc of Aquarion Company to Macquarie Bank;
•	the representation of the Independent Committee of the Board of Kinder Morgan Energy Partners on its acquisition of the Trans Mountain Pipeline System;
•	the sale by Patheon Inc. of an equity stake to a private investor;
•	the sale by Premier Farnell plc of its UK industrial tools distribution division to The BSS Group plc;
•	the sale by Rentokil Initial plc of its electronic security division to United Technologies Corp.;
•	the representation of the Transaction Committee of the Board of Directors of SLM Corporation on its pending sale to J.C. Flowers, Friedman Fleischer & Lowe, Bank of America and JPMorgan Chase; and
•	the sale by The Woodbridge Company Limited of Jane’s Information Group to IHS Inc.

“Our advisory business has continued to show a strong rate of growth in the number of transactions on which we advise, the size of those transactions and the breadth of industries and geographies involved. We are well positioned for further market share gains as our brand recognition continues to grow and our recent managing director recruits continue to gain traction with their target client bases,” Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Merchant Banking Fund Management & Other

The following table sets forth additional information relating to our merchant banking fund management and other income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in millions, unaudited)
Management fees	$4.2	$3.8	$8.1	$7.2
Net realized and unrealized gains on investments in merchant banking	4.7	0.2	5.6	19.3
Merchant banking profit overrides	1.9	1.0	2.5	29.3

	2007	2006	2007	2006
Other realized and unrealized investment income	0.8	(0.1)	1.8	0.1
Interest income	2.0	0.6	2.8	1.3
Merchant banking fund management & other revenues	$13.6	$5.5	$20.8	$57.2

The Firm earned $13.6 million in merchant banking fund management & other revenues in the second quarter of 2007 compared to $5.5 million in the second quarter of 2006, representing an increase of 147%. These increases are primarily due to higher realized and unrealized principal investment gains in the Greenhill Capital Partners (“GCP”) portfolio, an increase in the recognized amounts of profit overrides associated with gains in the GCP portfolio, an increase in interest income principally resulting from the purchase at cost plus an interest factor of an investment held by the Company for its European merchant banking fund, and higher asset management fees resulting from greater assets under management.

During the second quarter of 2007, GCP elected to sell approximately 50% of its remaining shareholdings in Crown Castle International Corp. (NYSE: CCI) for net proceeds of $187.9 million. In total, GCP (and the Firm) earned revenue related to 7 portfolio companies in the second quarter of 2007.

During the second quarter, we completed the first closing of our European merchant banking fund, Greenhill Capital Partners Europe (“GCP Europe”). Total committed capital for the first closing was $212 million, of which $50 million was committed by the Firm and $79 million was committed by Greenhill employees.

In terms of new investment activity during the second quarter of 2007, GCP invested an additional $94.4 million (10% of which was Firm capital) consisting of investments in Trans-Fast Remittance LLC and FCC Holdings, Inc., as compared to $12.7 million (11% of which was Firm capital) invested in the same period of 2006. Additionally, GCP Europe purchased an interest in Ironshore Inc. from the Firm for $31.8 million, including an interest charge from the date of the Firm’s acquisition thereof.

For the first six months of 2007, the Firm earned $20.8 million in merchant banking fund management & other revenues compared to $57.2 million in the first six months of

2006, a decrease of 64%. The decrease was primarily due to lower realized and unrealized principal investment gains and related profit overrides, offset by greater interest income and higher asset management fees.

“We have continued to successfully harvest gains from our first fund. Equally important, we are pleased with the early performance of many of our second fund portfolio companies,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2007 were $75.0 million, which compares to $37.6 million of total operating expenses for the second quarter of 2006. This represents an increase in total operating expenses of $37.4 million or 99%, which relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin was 47% in the second quarter of 2007 compared to 37% for the second quarter of 2006.

For the six months ended June 30, 2007, total operating expenses were $104.4 million, which compares to total operating expenses of $91.4 million for the comparable period in 2006. The increase of $13.0 million or 14% relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin for the six months ended June 30, 2007 was 43% compared to 42% for the comparable period in 2006.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in millions, unaudited)
Employee Compensation & Benefits Expense	$64.4	$26.4	$84.6	$73.6
% of Revenues	46%	45%	46%	46%

Non-Compensation Expense	10.6	11.2	19.8	17.8
% of Revenues	8%	19%	11%	11%
Total Operating Expense	75.0	37.6	104.4	91.4
% of Revenues	53%	63%	57%	57%
Minority Interest in Net Income of Affiliates	0.1	0.0	0.1	1.7
Total Income Before Tax	65.5	21.7	79.6	67.2
Pre-tax Income Margin	47%	37%	43%	42%

“We are pleased at our continuing ability to control non-compensation expense growth despite strong growth in people, activity and revenues, as well as our ability to maintain a compensation ratio that is beneficial to shareholders,” John D. Liu, Chief Financial Officer, commented.

Compensation and Benefits

Our employee compensation and benefits expenses in the second quarter of 2007 were $64.4 million, which reflects a 46% ratio of compensation to revenues. This amount compares to $26.4 million for the second quarter of 2006, which reflected a 45% ratio of compensation to revenues. The increase of $38.0 million or 144% is due to the higher level of revenues in the second quarter of 2007 as compared to the same period in the prior year. For the six months ended June 30, 2007, our employee compensation and benefits expense was $84.6 million, which compares to $73.6 million of compensation and benefits expense for the six months ended June 30, 2006. The increase of $11.0 million or 15% is due to the higher level of revenues in the first six months of 2007 compared to the comparable period in 2006. For the six months ended June 30, 2007 and 2006, the ratio of compensation to revenues remained constant at 46%.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.

Non-Compensation Expense

Our non-compensation expenses were $10.6 million in the second quarter of 2007, which compared to $11.2 million in the second quarter of 2006, representing a decrease of 5%. The decrease is principally related to the absence of provisions for legal contingencies recorded in the second quarter of 2006, offset by an increase in interest expense related to short term borrowings, greater leasehold amortization costs associated with new office space in London and New York, and an increase in travel costs as a result of the growth in personnel and business development activities.

For the first six months of 2007, our non-compensation expenses were $19.8 million, which compared to $17.8 million in the first six months of 2006, representing an increase of 11%. The increase is related principally to increases in occupancy and other costs associated with new office space in London and New York, an increase in interest expense related to short term borrowings, greater travel and information services costs primarily as a result of the growth in personnel and business development activities, offset in part by the absence of provisions for legal contingencies in 2007 as compared to the same period in 2006.

Non-compensation expenses as a percentage of revenues in the three months ended June 30, 2007 were 8% compared to 19% for the same period in the prior year. This decrease in non-compensation expenses as a percentage of revenue in the second quarter of 2007 as compared to the same period in the prior year reflects a slightly lower amount of expenses spread over higher revenue. Non-compensation expenses as a percentage of revenues in the six months ended June 30, 2007 and 2006 remained constant at 11%.

The Firm’s non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

The provision for taxes in the second quarter of 2007 was $22.8 million, which reflects an effective tax rate of approximately 35%. This compares to a provision for taxes in the second quarter of 2006 of $8.4 million, which reflects an effective tax rate of approximately 39%. The increase in the provision for taxes results from higher pre-tax income in the period partially offset by a lower effective rate due to a large proportion of our pre-tax income being earned in lower tax rate jurisdictions during the period.

For the six months ended June 30, 2007, the provision for taxes was $28.1 million, which reflects an effective tax rate of approximately 35%. This compares to a provision for taxes for the six months ended June 30, 2006 of $25.8 million, which reflects an effective tax rate of approximately 38% for the period. The increase in the provision for taxes is primarily due to the higher pre-tax income in the period offset by a lower effective tax rate due to a greater proportion of our income being earned in lower tax rate jurisdictions during the period.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2007, our cash and short-term investment securities totaled $80.4 million, our investments totaled $122.7 million and we had $64.0 million in short-term debt.

We had total commitments (not reflected on our balance sheet) relating to future investments in Greenhill Capital Partners, Greenhill SAVP and other merchant banking activities of $85.0 million as of June 30, 2007. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 939,934 shares of its common stock in open market purchases at an average price of $66.56 during the second quarter of 2007 and had remaining authorization to repurchase up to $87.4 million of common stock in open market transactions.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.38 per share to be paid on September 12, 2007 to common stockholders of record on August 29, 2007.

“We continue to see dividends both as an important means of returning value to our shareholders given the low capital requirements of our business and as an indication to shareholders of our confidence in the ongoing earnings capacity of our business,” John D. Liu, Chief Financial Officer, commented.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto and Dallas.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Financial advisory fees	$126,916,746	$53,805,027	$163,246,880	$103,120,543
Merchant banking revenue	11,716,656	4,894,220	18,056,525	55,841,349
Interest income	1,960,373	644,857	2,768,371	1,303,183
Total Revenues	140,593,775	59,344,104	184,071,776	160,265,075

Expenses
Employee compensation and benefits	64,384,474	26,408,125	84,615,729	73,576,399
Occupancy and equipment rental	2,225,157	2,324,013	4,487,030	4,250,239
Depreciation and amortization	1,042,612	622,022	2,038,298	1,192,825
Information services	1,331,473	1,335,528	2,563,187	2,166,352
Professional fees	1,049,434	906,316	1,884,931	1,653,470
Travel related expenses	1,919,609	1,577,849	3,742,818	2,660,877
Other operating expenses	2,110,723	4,396,612	3,799,041	5,740,628
Interest expense	928,997	64,300	1,246,492	116,055
Total Expenses	74,992,479	37,634,765	104,377,526	91,356,845
Income before Tax and Minority Interest	65,601,296	21,709,339	79,694,250	68,908,230
Minority interest in net income of affiliates	86,828	43,190	124,537	1,662,530
Income before Tax	65,514,468	21,666,149	79,569,713	67,245,700
Provision for taxes	22,786,272	8,388,704	28,121,602	25,757,776
Net Income	$42,728,196	$13,277,445	$51,448,111	$41,487,924
Average common shares outstanding:
Basic	28,970,657	29,494,257	29,201,696	29,545,870
Diluted	29,087,226	29,729,213	29,332,144	29,757,056
Earnings per share
Basic	$1.47	$0.45	$1.76	$1.40
Diluted	$1.47	$0.45	$1.75	$1.39